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EXHIBIT 10.29

EMPLOYMENT AGREEMENT DATED OCTOBER 30, 2002 BETWEEN
VIA NET.WORKS, INC. AND RHETT S. WILLIAMS

THIS AGREEMENT is made the 30th day of October 2002

BETWEEN

(1)
VIA NET.WORKS, INC, a Delaware corporation with a principal place of business at 12100 Sunset Hills Road Suite 110, Reston, Virginia, USA 20190 ("the Company") and

(2)
Rhett S. Williams of [address deleted] ("the Executive")

WHEREBY IT IS AGREED as follows:

1.
Meaning of words used

1.1
In this Agreement the following expressions have the following meanings:

"Board"	the Board of Directors of the Company from time to time and any other person or persons authorised by the Board as its representative for the purposes of this Agreement;
"Commencement Date"	November 1, 2002
"Compensation Committee"	the committee elected from time to time to deal with issues relating to salary, bonus and other emoluments;
"Group Company"
any holding company from time to time of the Company or any subsidiary or associated company from time to time of the Company or of any such holding company (for which purpose "holding company" and "subsidiary" have the meanings ascribed to them by Section 736 of the Companies Act 1985 as amended by the Companies Act 1989;
"Group"	the Company and all Group Companies wherever registered or incorporated;
"the 1996 Act"	the Employment Rights Act 1996;
"PAYE deductions"
deductions made to comply with or meet any liability of the Company to account for tax pursuant to regulations made under Section 203 Income and Corporation Taxes Act 1988 and with any obligations to deduct national insurance contributions;
"Recognised Investment Exchange"	has the meaning in Section 285 of the Financial Services and Markets Act 2000 (whether or not yet in force);
"Termination Date"	the date on which the Executive's employment under this Agreement terminates and references to "from the Termination Date" mean from and including the date of termination.
1.2	References herein to "clauses" and "sub-clauses" are to clauses and sub-clauses of this Agreement unless otherwise specified.
1.3	Unless otherwise required words denoting the singular include the plural and vice versa.

1.4	References in this Agreement to statutory provisions include all modifications and re-enactments of them and all subordinate legislation made under them.
1.5	Clause headings are included in this Agreement for convenience only and do not affect its construction.
2.	Previous agreements
2.1
This Agreement contains the entire and only agreement and will govern the relationship between the Company and the Executive from the Commencement Date in substitution for all previous agreements and arrangements whether written, oral or implied between the Company or any Group Company and the Executive relating to the services of the Executive. For the avoidance of doubt the Commencement Date is the start of continuous employment for the purpose of the Act.
2.2
The Executive and the Company acknowledge that in entering into this Agreement neither has relied on any representation or undertaking by the other whether oral or in writing except as expressly incorporated in this Agreement.
2.3
The Executive warrants and represents to the Company that he will not be in breach of any existing or any former terms of employment applicable to him whether express or implied or of any other obligation binding on him by reason of his entering into this Agreement or performing all or any of his duties and obligations under it.
3.	Appointment, duration and notice
3.1
The Company will employ the Executive and the Executive will serve the Company as Chief Executive Officer. The employment will begin on the Commencement Date; provided that the Executive will not assume the position of Chief Executive Officer until November 18, 2002.
3.2
The Executive's service as Chief Executive Officer will continue subject as follows unless and until the employment and the appointment is terminated either by the Company or the Executive giving to the other not less than 6 months' written notice to expire at any time.
3.3
Save in the circumstances outlined in clause 16.1 if the Company wishes to terminate this Agreement, it may do so with written notice of not less than six months and (a) payment to the Executive of a sum equivalent to the Executive's annual base salary (as varied from time to time) subject to appropriate PAYE deductions and (b) reimbursement to the Executive for the reasonable expenses incurred by him in relocating from the UK to a location of his choice in a member state of the European Union or in the United States at any time within six months of the Termination Date, in accordance with Company relocation policy then in effect. Such payments will be subject to the Executive signing a so called Compromise Agreement confirming that the payment is in full and final settlement of all claims he has or may have against the Company or the Group arising out of his employment or its termination and that he will abide by the ongoing restrictions contained in this Agreement.
3.4
Without prejudice to clause 16.1 below, at the Company's absolute discretion, the Company may make a payment in lieu of all or part of the period of notice required under clauses 3.2 or 3.3 (whether notice is given by the Company or by the Executive) calculated by reference only to the Executive's basic salary in accordance with clause 7.1 (and excluding any bonus or benefits) subject to appropriate PAYE deductions.
3.5
The Executive shall be appointed to and shall serve as a member of the Board of Directors of the Company and such committees of the Board as he may be requested to serve by the Chairman of the Board of Directors.
4.	Duties

4.1
The Executive will carry out such duties and functions, exercise such powers and comply with such instructions in connection with the business of the Company and the Group as the Board reasonably determines from time to time. Except when prevented by illness, accident or holiday as provided below the Executive will devote the whole of his time and all of his attention and skill to the affairs of the Company and where appropriate the Group and use his best endeavours to promote their interests.
4.2
The Executive will if and so long as he is so required by the Company carry out duties for and/or act as a director, officer or employee of any other Group Company. The duties attendant on any such appointment will be carried out by the Executive as if they were duties to be performed by him on behalf of the Company under this Agreement.
4.3
The Executive will at all times promptly give to the Board (in writing if requested) all information, explanations and assistance that the Board may require in connection with the business or affairs of the Company and the Group and his employment under this Agreement.
4.4
The Executive acknowledges and understands that the Company cannot guarantee that the Executive will remain a director of the Company within the meaning of General Corporation Law of the State of Delaware as amended (or Section 741 of the Company's Act 1985 if appropriate) and the removal of the Executive from the Board in accordance with the Company's Articles of Incorporation or Bylaws or if required by law or otherwise will not be a breach of this Agreement by the Company.
5.	Place of work/relocation
5.1
The Executive will perform his duties primarily from the Company's headquarters in the United Kingdom. The Executive will be required to travel extensively both inside and outside the United Kingdom in the course of his duties.
5.2
So long as the head office of the Company is located in the Greater London area, the Executive will at all times reside within a radius of 50 miles from the head office of the Company. The Executive will relocate his residence from his current location in The Netherlands to the UK as soon as possible but no later than four months after the Commencement Date. The Executive will be entitled to reasonable relocation expenses incurred by him as a result of his relocation and in accordance with the relocation policy of the Company currently in effect. In addition, Executive will be entitled to the benefits noted in Clause 9.5 below.
5.3
If the Company relocates its head office and if the Executive is required under Clause 5.2 above to relocate his residence to remain within that radius, then the Company will reimburse him for his reasonable removal and other incidental expenses in accordance with its then current relocation policy. The Company will also reimburse the Executive in respect of the relocation of his residence in the circumstances noted in Clause 9.5 below.
6.	Hours of work
6.1
The Company's normal office hours are from 8.30 am to 5.30 pm Monday to Friday but the Executive will be required to work outside these hours without additional remuneration in order to meet the requirements of the business and for the proper performance of his duties. In view of the Executive's seniority and managerial duties and responsibilities, the Executive is regarded as a "managing executive" for the purposes of the Working Time Regulations 1998.
7.	Remuneration

7.1
The Company will pay the Executive a salary at the rate of £280,000 per annum with effect from the Commencement Date (or at such rate as may from time to time be notified to him by the Compensation Committee) which salary will accrue from day to day and be payable in arrears by equal monthly instalments on or about the last day of each month.
7.2
The Executive's salary will be subject to reviews by the Compensation Committee no less than once each twelve months in each year during the Executive's employment under this Agreement commencing from the anniversary of this Agreement. The fact that the Executive's salary may be increased in any year or years during his employment does not confer any right on the Executive to receive any increase in any subsequent year.
7.3	The Executive is not entitled to remuneration for holding the position of Director of the Company or any company in the Group.
7.4
The Executive will be eligible to receive a discretionary annual performance bonus up to 50% of his salary, subject however to the satisfactory achievement by Executive of specified targets and criteria and such other conditions as the Compensation Committee and Executive shall mutually agree on an annual basis from time to time to incentivise the performance and reward the future loyalty of the Executive. If the Executive substantially exceeds the agreed upon targets and criteria and other conditions and goals, Executive shall be eligible for a supplemental bonus, in the discretion of the Board of Directors, up to a maximum of an additional 25% of his salary. Participation in or payments under any such scheme for any year will not confer on the Executive any right to be paid the following year or any subsequent years. Any payments are conditional on the Board being satisfied with the Executive's performance and conduct (in line with the terms of this Agreement) up to the date of payment. Bonus payments are non-pensionable and are subject to PAYE deductions. With respect to bonus payments for a given calendar year under any such scheme, payment under the scheme will be made so long as Executive was employed by the Company through December 31st of the relevant year, unless prior to the date of payment Executive is terminated "for cause" pursuant to paragraph 16.1 below.
8.	Expenses
8.1
The Executive will be reimbursed for all out of pocket expenses reasonably and properly incurred by him in the performance of his duties under this Agreement on hotel, travelling, entertainment and other similar items provided that he complies with the Company's then current guidelines relating to expenses.
8.2
In addition, during the first four months of the term of this Agreement, the Company will reimburse the Executive for reasonable hotel accommodations prior to his relocation from the Netherlands to the UK.
9.	Pension, medical and life insurance, share options and other benefits
9.1
During the term of this Agreement, Executive will be entitled to receive pension benefits up to a maximum cost to the Company of six percent (6%) of his base salary. Executive and the Company will jointly agree on a tax efficient (from the perspective of both parties) method of providing these benefits, the parties agreeing that this shall, to the extent permitted, include participation in the Company's U.S.-based 401(k) plan, subject to and in accordance with the rules of the plan. The parties shall endeavour to have placed into effect a programme implementing these terms by December 31, 2002.
9.2	During his employment the Company will procure for the benefit of the Executive:
	9.2.1	life insurance at 4 times the Executive's then-current salary under clause 7.1;

9.2.2
private medical expenses insurance scheme for the benefit of the Executive and his partner and all dependent children in full time education under the age of 18; subject to the rules of the said schemes as offered by a reputable provider in the United Kingdom from time to time (and any replacement schemes provided by the Company) and subject to the Executive (and where appropriate his partner and dependent children) being eligible to participate in or benefit from such schemes pursuant to their rules. In addition, Executive will be entitled to procure, at the expense of the Company, annual physical examinations for himself and his partner, by physicians nominated by the Executive and agreed by the Company.
9.3
The Executive will be eligible to participate in the Company's 1998 Amended and Restated Stock Option and Restricted Stock Plan ("the Share Option Scheme") in accordance with its rules from time to time ("the Rules"). Any participation will be voluntary and will not constitute a contractual entitlement under this Agreement or give rise to any rights or remedies against the Company. By participating the Executive will be deemed irrevocably to have waived any such entitlement, rights or remedies. In particular but without prejudice to the above, if the Executive's employment terminates for any reason and his options, rights or expectations (if any) under the Share Option Scheme lapse or are otherwise lost or altered pursuant to the Rules, the Executive will not be entitled to damages for wrongful dismissal or breach of contract, compensation for unfair dismissal or otherwise to any sum or other benefits to compensate him in respect of any loss under the Share Option Scheme that he may suffer as a result.
9.4	The Executive will be entitled to receive a monthly car allowance of £1000 subject to appropriate PAYE deductions.
9.5
The Company will make available to the Executive and his family the Company's living accommodations in London from the date it becomes available for occupation until September 2003. Should the Company's accommodation not become available within four months after the Commencement Date, the Company will provide the Executive with a £1600 per week housing allowance through September 2003. This allowance shall be subject to appropriate PAYE deductions. Should the Executive be required to or decide to move from the Company's living accommodation during his employment with the Company, he will be entitled to a one-time reimbursement of reasonable relocation expenses in accordance with the Company's relocation policy then in place.
9.6	The Company shall reimburse the Executive for the expenses incurred by him in relation to the preparation of annual income tax returns in the United Kingdom and the United States.
10.	Holidays
10.1
In addition to normal public holidays the Executive will be entitled to 4 working days' paid holiday from the Commencement Date until 31st December 2002 and to 25 working days' paid holiday in each holiday year after that, such holiday to be taken at such time or times as may be approved by the Board. The Company holiday year runs from 1st January to 31st December.
10.2
In each holiday year (apart from the year in which the Executive's employment commences or terminates) the Executive will be expected to take at least the 20 days' holiday (including normal public holidays) to which he is entitled under the Working Time Regulations 1998.
10.3
Subject to clause 10.2, the Executive may carry forward to the following holiday year any unused holiday entitlement but he must take any holiday which is carried forward before the end of March in that year, after which date all unused holiday entitlement shall expire.
10.4
Where the Executive has taken more or less than his holiday entitlement in the year his employment terminates, a proportionate adjustment will be made by way of addition to or deduction from (as appropriate) his final gross pay calculated on a pro-rata basis.

11.	Incapacity
11.1
If the Executive is absent from his duties as a result of illness or injury he will notify the Chairman of the Board as soon as possible and complete any self-certification forms which the Company requires. If the incapacity continues for a period of fourteen (14) days or more he will if requested produce to the Company a medical certificate to cover the duration of such absence.
11.2
Subject to the rest of clause 11 and to 16.1.7 and subject to the receipt of the appropriate certificates in accordance with clause 11.1, if the Executive is absent from his duties as a result of illness or injury he will be entitled to payment of his basic salary at the full rate and enjoy his benefits hereunder in respect of such illness or injury for a period (in total) of up to 18 weeks in any period of 12 months (whether the absence is intermittent or continuous). Further if the Executive continues to be absent beyond 18 weeks in any period of 12 months he will then be entitled to receive salary at half the basic rate (benefits will continue in full during this period) for a further period of 18 weeks. Thereafter the Executive will not be entitled to any further salary or benefits (other than disability insurance benefits received under clause 11.3 below) during sickness absence until he has returned to work and completed six months' continuous service with no absences from work other than agreed holidays.
11.3
The Company will procure third party disability (incapacity) insurance coverage providing for income continuation for the Executive in line with Company policy and subject to limits established under the insurance policy. Notwithstanding any provision in this Agreement to the contrary, if during the term of this Agreement the Executive is subject to a disability or incapacity occurrence covered under the policy, the termination of this Agreement and Executive's employment with the Company shall not affect in any manner his eligibility to receive continuing benefits under and in accordance with the policy for any such occurrence. All benefits under the disability insurance will be coordinated with those provided under Clause 11.2; it is intent of the parties that Executive will under no circumstances be entitled to receive combined benefits under the policy and from the Company that exceed the base salary of the Executive as paid in the normal course of business. The Executive agrees that any benefits received under the disability insurance policy after the term of this Agreement may also be subject to coordination of benefits with any income he may receive from future employers.
11.4
If the Executive is absent from work because of any injury or condition (physical or mental and whether or not sustained in the course of his duties) caused wholly or partly by any act or omission of any third party (other than the Company or any Group Company) and recovers damages or compensation from such party, the Executive will repay immediately to the Company an amount equal to the lesser of (a) all sums awarded (if any) for such damages or compensation which relates to any period of absence during which the Executive received salary from the Company pursuant to clause 11.2 or (b) all salary paid and other benefits provided to the Executive during his absence pursuant to clause 11.2.
11.5
If the Executive has been absent from work because of any injury or condition (physical or mental) caused wholly or partly by the Company or any Group Company or any person for whom the Company or any Group Company is vicariously liable and for which the Executive may be or become entitled to recover damages or compensation, any such damages or compensation payable will be reduced by the amount of any salary (including Statutory Sick Pay) paid to him and by the pension or disability insurance benefits received or receivable by him in the period in respect of which such damages or compensation are calculated.
11.6
The Executive's basic salary paid under clause 11.2 will include any Statutory Sick Pay payable and when this is exhausted will be reduced by the amount of any Social Security Sickness Benefit or other benefits recoverable by the Executive (whether or not recovered).

11.7
Whether or not the Executive is absent by reason of sickness, injury or other incapacity the Executive will at the request of the Board agree to have a medical examination performed by a doctor appointed and paid for by the Company and the Executive hereby authorises the Board to have unconditional access to any report or reports (including copies) produced as a result of any such examination as the Board may from time to time require and entitlements to salary pursuant to clause 11.2 will be conditional on the Executive complying with the terms of this clause 11.7.
12.	Conflict of interests
12.1
The Executive will disclose promptly to the Board in writing all his interests in any business other than that of the Company and the Group and will notify the Board immediately of any change in his external interests. Except with the written consent of the Board (such consent not to be unreasonably withheld) the Executive will not during his employment under this Agreement be directly or indirectly engaged, concerned or interested whether as principal, servant or agent (on his own behalf or on behalf of or in association with any other person) in any other trade, business or occupation other than the business of the Company or any Group Company. This clause will not prevent the Executive from being interested for investment purposes only as a member, debenture holder or beneficial owner of any stock, shares or debentures which are listed or dealt in on a recognised investment exchange and which do not represent more than four per cent. of the total share or loan capital from time to time in issue in such company.
12.2
The Executive will not during his employment introduce to any other person, firm, company or organisation business of any kind with which the Company or any other Group Company for which he has performed services under this Agreement is able to deal and he will not have any financial interest in, or derive any financial or other benefit from, contracts or transactions entered into by the Company or any other Group Company for which he has performed services under this Agreement with any third party without first disclosing such interest or benefit to the Board and obtaining its written approval.
12.3
The Executive will comply where relevant (and will procure that his partner and children (except where children have reached 18 and are either not living in the Executive's household or for whom the Executive is not the primary means of financial support) comply) with every rule of law, every regulation of the Financial Services Authority, the U.S. Securities and Exchange Act of 1934 and the Securities Act of 1933 and every requirement, recommendation or regulation of the Company from time to time in force in relation to dealings with shares, debentures or other securities of the Company or any Group Company and unpublished price-sensitive information affecting the shares, debentures or other securities of any such company. In relation to overseas dealings, the Executive will also comply with all laws of the state and all regulations of the stock exchange, market or dealing system in which such dealings take place.
13.	Restrictive covenants
13.1
The Executive undertakes to the Company that the Executive will not without the prior written consent of the Company directly or indirectly whether alone or in conjunction with, or on behalf of any other business, concern or Person (which includes any individual firm, partnership or unincorporated association or company and any other incorporated body) and whether as principal, shareholder, director, employee, agent, consultant, partner or otherwise for a period of 12 months immediately following the date of termination of the Executive's employment:
	13.1.1	deal or contract with any Person who at any time during the 12 months immediately preceding the date of termination is or was:
		13.1.1.1	a client or customer of the Company; and/or
		13.1.1.2	in the habit of dealing with the Company

where the dealing or contracting relates to goods and/or services which are competitive with or of the type supplied by the Company in respect of the supply of which the Executive was engaged or concerned in the last 12 months immediately preceding the date of termination and where the Executive dealt or had contact with that Person;
	13.1.2	canvass, solicit or approach or cause to be canvassed, solicited or approached any Person who at any time during the 12 months immediately preceding the date of termination is or was:
		13.1.2.1	a client or customer of the Company; and/or
		13.1.2.2	in the habit of dealing with the Company

where the canvassing, soliciting or approaching relates to goods and/or services which are competitive with or of the type supplied by the Company in respect of the supply of which the Executive was engaged or concerned in the last 12 months immediately preceding the date of termination and where the Executive dealt or had contact with that Person;
13.1.3
seek to interfere with the continuance of supplies of goods or services to the Company from any supplier who had been supplying goods or services to the Company at any time during the 12 months immediately preceding the termination of the Executive's employment if such interference causes or would cause that supplier to cease supplying, or materially reduce the supply of goods or services to the Company;
13.1.4
solicit or entice or endeavour to solicit or entice away from the Company or employ any person employed in a managerial, supervisory, sales or executive capacity by, or who is a consultant to, the Company at the date of termination or at any time during the 6 months preceding the date of termination (providing such individual earns in excess of £25,000 from the Company) and that by such employment, appointment or engagement and in particular her/her seniority and expertise or knowledge of trade secrets or confidential information of the Company or the Group or knowledge of or influence over the clients, customers or suppliers of the Company or the Group is likely to be able to assist or benefit a business in or proposing to be in competition with the Company or the Group.
13.2
Whilst the restrictions in this clause 13 (on which the Executive has had an opportunity to take independent advice as the Executive hereby acknowledges) are regarded by the parties as fair and reasonable, it is hereby declared that each of the restrictions in this clause 13 is intended to be separate and severable. If any restriction is held to be unreasonably wide but would be valid if part of the wording were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid.
13.3
If the Executive breaches any of the provisions in this clause 13 the Company will be entitled by written notice to the Executive to extend the period during which the provisions of clause 13 which have been breached apply by an equivalent period to that during which the breach or breaches have continued, such additional period to commence on the date on which the said period would have otherwise expired. The Executive hereby agrees that if the Company so extends the period of any such restriction, this will not prejudice the right of the Company to apply to the Courts for injunctive relief in order to compel the Executive to comply with the provisions of this clause 13 and/or damages, as the case may be.
13.4	For the purposes of clause 13 and 14 the Company has entered into this Agreement as agent for and trustee of all Companies in the Group.

13.5
If the Executive applies for or is offered a new employment, appointment or engagement, before entering into any related contract the Executive will bring the terms of this clause 13 and clauses 3, 4, 14 to the attention of a third party proposing directly or indirectly to employ, appoint or engage her.
14.	Confidentiality
14.1
The Executive acknowledges that in the ordinary course of his employment he will be exposed to information about the business of the Company and the Group and that of the Company's and the Group's suppliers and customers which amounts to a trade secret, is confidential or is commercially sensitive and which may not be readily available to others engaged in a similar business to that of the Company or any of the Group Companies or to the general public and which if disclosed will be liable to cause significant harm to the Company or such Group Companies. The Executive has therefore agreed to accept the restrictions in this clause 14.
14.2
The Executive will not during the period of his employment with the Company obtain or seek to obtain any financial advantage (direct or indirect) from the disclosure of information acquired by him in the course of his employment with the Company.
For the purposes of this clause and by way of illustration and not limitation information will prima facie be secret and confidential if it relates to:
	(i)	suppliers and their production and delivery capabilities;
	(ii)	customers and details of their particular requirements;
	(iii)	costings, profit margins, discounts, rebates and other financial information;
	(iv)	marketing strategies and tactics;
	(v)	current activities and current and future plans relating to all or any of development, production or sales including the timing of all or any such matters;
	(vi)	the development of new products;
	(vii)	production or design secrets;
	(viii)	technical design or specifications of the Company's products; or
	(ix)	staffing, personnel and salaries.
14.3
The Executive will not either during his employment or after its termination without limit in time for his own purposes or for any purposes other than those of the Company or any Group Company (for any reason and in any manner) use or divulge or communicate to any person, firm, company or organisation, except to officials of any Group Company who are entitled to know, any secret or confidential information or information constituting a trade secret acquired or discovered by him in the course of his employment with the Company relating to the private affairs or business of the Company or any Group Company or its/their suppliers, customers, management or shareholders.
14.4	The restrictions contained in this clause do not apply to:
(i)
any disclosure authorised by the Board or required in the ordinary and proper course of the Executive's employment or required by the order of a court of competent jurisdiction or by an appropriate regulatory authority or as otherwise required by law; or

(ii)
any information which the Executive can demonstrate was known to the Executive prior to the commencement of the Executive's employment by the Company or by a Group Company or is in the public domain otherwise than as a result of a breach by him of this clause.
14.5	The provisions of this clause 14 are without prejudice to the duties and obligations of the Executive to be implied into this Agreement at common law.
15.	Intellectual property rights
15.1	In this clause 15 "Intellectual Property" means any:
	(i)	concept, discovery, invention, process, procedure, development or improvement in process or procedure;
(ii)
data, design, formula, model, plans, drawings, documentation, database, computer program or software (including related preparatory and design materials) whether registrable or not and whether or not copyright or design rights subsist in it; and
	(iii)	idea, method, information or know-how

which is made, discovered, created or generated by the Executive whether alone or with others in the course of his employment which relates to or affects the business of the Company or any Group Company or which is capable of being used or adapted for use in connection with any such company.
15.2	Without prejudice to the provisions of the Patents Act 1977, the Copyright Designs and Patents Act 1988 and any other applicable legislation:
	15.2.1	the Executive must immediately disclose to the Company full details of any Intellectual Property;
	15.2.2	if the rights in the Intellectual Property belong to the Company or are capable of doing so, the Executive will act as trustee for the Company in relation to them;
	15.2.3	if requested by the Board whether during his employment or after the Termination Date the Executive will at the expense of the Company do everything necessary (including executing documents) to:
(i) protect all current and future rights in the Intellectual Property (by applying for letters patent or other appropriate form of protection) in the United Kingdom or any other part of the world;
(ii) vest, transfer or assign such protection or right as the case may be to the Company or its nominee with full title guarantee and the right to sue for past infringement and recover damages; and
(iii) to provide all reasonable assistance as the Company may require to obtain, maintain or enforce rights to the Intellectual Property;
15.2.4
the Executive hereby irrevocably and unconditionally waives in favour of the Company the moral rights conferred on him by the Copyright Designs and Patents Act 1988 in respect of any Intellectual Property right in which the copyright is vested in the Company under this clause or otherwise;
	15.2.5	the Executive hereby irrevocably authorises the Company to appoint a person to execute any documents and to do everything necessary to effect his obligations under this clause on his behalf.

16.	Termination
16.1
The Company may terminate the Executive's employment immediately by summary notice in writing without compensation (notwithstanding that the Company may have allowed any time to elapse or on a former occasion may have waived its rights under this clause) if he:
	16.1.1	commits, repeats or continues any material breach of any part of this Agreement or his obligations under it;
16.1.2
in the performance of his duties under this Agreement commits any act of gross misconduct (including but not limited to an act of theft, embezzlement or misappropriation of Company funds) or gross negligence;
	16.1.3	engages in chronic substance abuse;
16.1.4
is prosecuted for any serious criminal offence involving dishonesty, moral turpitude or violence, unless the offence is (a) dismissed on summary proceedings or (b) does not in the reasonable opinion of the Board affect his position under this Agreement;
	16.1.5	becomes prohibited by law from being a director of a company or if the Executive resigns from the Board without the consent or concurrence of the Board; or
16.1.6
becomes incapacitated from performing all or any of his duties under this Agreement by illness or injury (physical or mental) for a period exceeding (in total) 26 weeks (or such longer period as the Company may agree) in any period of 12 months provided that at the Termination Date the Executive's entitlement to Company sick pay under clause 11.2 has been exhausted.
16.2
Without prejudice to clause 4.1 after notice of termination has been given by the Executive pursuant to clause 3.2 or if the Executive seeks to or indicates an intention to resign as a director of the Company or any Group Company or terminate his employment without notice, provided that the Executive continues to be paid and enjoys his full contractual benefits until his employment terminates in accordance with the terms of this Agreement, the Board may in its absolute discretion without breaking the terms of this Agreement or giving rise to any claim against the Company or any Group Company for all or part of the notice period required under clause 3.2:-
	(i)	exclude the Executive from the premises of the Company and/or any Group Company;
	(ii)	require him to carry out specified duties (consistent with the Executive's status, role and experience) for the Company or to carry out no duties;
(iii)
announce to employees, suppliers and customers and if appropriate to the relevant stock exchanges on which the Company's shares are listed that he has been given notice of termination or has resigned (as the case may be);
(iv)
instruct the Executive not to communicate orally or in writing with suppliers, customers, employees, agents or representatives of the Company or any Group Company until his employment hereunder has terminated.

For the avoidance of doubt, the Executive's duties and obligations under clauses 4, 12, 14 and 15 and those to be implied into this Agreement at common law continue to apply during any period of exclusion pursuant to this clause.
16.3	On commencement of any period of exclusion pursuant to clause 16.2 the Executive will upon request:

	(i)	deliver up to the Company in accordance with clause 18 all property belonging to the Company or any Group Company; and
	(ii)	resign in accordance with clause 19 from all offices and appointments he holds in the Company and any Group Company.
16.4
During any period of exclusion pursuant to clause 16.2 the Executive will not be entitled to accrue any bonus under clause 7.4 or holiday other than his entitlement under the Working Time Regulations 1998 referred to in clause 10.2. Any untaken holiday entitlement accrued or likely to accrue up to the Termination Date should be taken during the leave period. The Executive agrees to notify the Company of any day or days during the exclusion period when he will be unavailable due to holiday and will endeavour to agree convenient holiday dates in advance with the Board.
16.5
Before and after termination of the Executive's employment, the Executive will provide the Company and/or any Group Company with reasonable assistance regarding matters of which he has knowledge and/or experience in any proceedings or possible proceedings in which the Company and/or Group Company is or may be a party.
17.	Deductions
17.1
The Executive hereby authorises the Company to deduct from his remuneration (which for this purpose includes salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay) all debts owed by the Executive to the Company or any Group Company, including but without limitation the balance outstanding of any loans (and interest where appropriate) advanced by the Company to the Executive.
18.	Delivery of documents and property
18.1
On termination of his employment for any reason (or earlier if requested) the Executive will immediately deliver up to the Company all property (including but not limited to documents and software, credit cards, mobile telephone, computer equipment, facsimile machine, keys and security passes) belonging to it or any Group Company in the Executive's possession or under his control. Documents and software include (but are not limited to) correspondence, diaries, address books, databases, files, reports, minutes, plans, records, documentation or any other medium for storing information. The Executive's obligations under this clause include the return of all copies, drafts, reproductions, notes, extracts or summaries (however stored or made) of all documents and software.
19.	Resignation as director
19.1
The Executive will on termination of his employment for any reason at the request of the Board give notice resigning immediately without claim for compensation (but without prejudice to any claim he may have for damages for breach of this Agreement):
	19.1.1	as a director of the Company and all such Group Companies of which he is a director; and
19.1.2
all trusteeships held by him of any pension scheme or other trusts established by the Company or any Group Company or any other company with which the Executive has had dealings as a consequence of his employment with the Company.
19.2
If notice pursuant to clause 19.1 is not received by the relevant company within seven days of a request by the Company, the Company is irrevocably authorised to appoint a person to execute any documents and to do everything necessary to effect such resignation or resignations on the Executive's behalf.

19.3
Except with the prior written agreement of the Board, the Executive will not during his employment under this Agreement resign his office as a director of the Company or any Group Company and if he does so without the consent or concurrence of the Board, the Company will be entitled to terminate his employment pursuant to clause 16.1.5 or at the Company's absolute discretion, to treat such resignation as notice of termination given by the Executive to the Company pursuant to clause 3.2 and to suspend the Executive pursuant to clause 16.2.
20.	Rights following termination
20.1
The termination of the Executive's employment under this Agreement will not affect any of the provisions of this Agreement which expressly operate or lawfully have effect after termination and will not prejudice any right of action already accrued to either party in respect of any breach of any terms of this Agreement by the other party (except in the case of termination by the Company pursuant to clause 3.3 in which case clause 3.3 will prevail in favour of the Company and the Group).
21.	Disciplinary and grievance procedures
21.1
The Company does not have a formal disciplinary procedure that is applicable to the Executive. However, the Company may, for a reasonable period only and in order to investigate an alleged breach of clause 16.1, suspend the Executive from his duties. Any such suspension would be with full pay and benefits.
21.2
If the Executive has a grievance in relation to his employment or is dissatisfied with a disciplinary decision against him he may apply in writing to the Chairman of the Board whose decision will be final.
22.	Third party rights
22.1
Apart from the provisions of this Agreement which are expressly or impliedly entered into by the Company for itself and as agent of and trustee for any Group Company the parties do not intend that this Agreement should confer any right or benefit on any third party.
23.	Notices

Notices under this Agreement by the Executive to the Company should be addressed to the Chairman of the Board, copied to the General Counsel and left at its registered office or is sent by first class post or by facsimile transmission or other form of electronic delivery to its registered office and notices given by the Company to the Executive should be served personally or sent by first class post or sent by facsimile transmission or other form of electronic delivery to his usual or last known place of residence in England. In case of service by post, the day of service will be 48 hours after posting and in the case of facsimile transmission or other electronic delivery the day of service will be the day of transmission by the sender.
24.	Miscellaneous
24.1	This Agreement shall be governed by and interpreted in accordance with the law of England and Wales.
24.2	The parties to this Agreement submit to the exclusive jurisdiction of the English Courts in relation to any claim, dispute or matter arising out of or relating to this Agreement.
24.3	Any delay by the Company in exercising any of its rights under this Agreement will not constitute a waiver of such rights.
24.4	There are no collective agreements that directly affect the Executive's terms and conditions of employment.

24.5
The Executive's employment is subject to the Company handbook that is incorporated into this Agreement. However, if there is any conflict between the Company Handbook, and the terms of this Agreement, the terms of this Agreement will prevail.

[signature page to follow]

THIS AGREEMENT has been signed on behalf of the Company by a director and its secretary/two directors and executed and delivered as a deed by the Executive on the date set out at the beginning.

SIGNED by [Steve Eley] for and on behalf of THE COMPANY	) )	/s/ STEVE ELEY Director
/s/ MATT S. NYDELL Director/Secretary
EXECUTED AND DELIVERED as a Deed by THE EXECUTIVE in the presence of:	) ) )	/s/ RHETT WILLIAMS Rhett Williams
Witness:
Signature:
Name:
Address:

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  EXHIBIT 10.29
EMPLOYMENT AGREEMENT DATED OCTOBER 30, 2002 BETWEEN VIA NET.WORKS, INC. AND RHETT S. WILLIAMS